Exhibit 99.1

FOR IMMEDIATE RELEASE

Evercore Partners Completes Acquisition of Braveheart Financial Services

Combined firm, operating as Evercore Partners, will expand

Evercore’s presence and advisory capabilities in Europe

NEW YORK and LONDON, December 21, 2006 – Evercore Partners Inc. (NYSE: EVR) today announced that it has completed its acquisition of Braveheart Financial Services Limited, a U.K.-based boutique financial advisory and investment management firm. The Braveheart team, led by Bernard Taylor and Julian Oakley, will operate from London under the Evercore Partners name.

In connection with the acquisition, Mr. Taylor and Mr. Oakley will become Senior Managing Directors of Evercore, and Mr. Taylor will also become a Co-Vice Chairman of Evercore. Immediately prior to forming Braveheart, Mr. Taylor was a Vice Chairman of JP Morgan and Mr. Oakley was a Managing Director of JP Morgan Cazenove.

“We are fortunate to be joining forces with the enormously talented Braveheart team, led by our close friend, Bernard Taylor,” said Roger Altman, Chairman and Co-Chief Executive Officer of Evercore. “Our long term goal is to achieve the same market leading position in Europe, among boutique advisory and investing firms, which we have achieved in the United States. Under Bernard’s leadership, we are optimistic on achieving this.”

Evercore has already advised on four of the largest European M&A transactions over the past two years. These include: advising VNU on its $11.6 billion sale to a private equity consortium, Credit Suisse on its pending $9.9 billion sale of its Winterthur insurance unit to AXA, Swiss Re on its $7.8 billion acquisition of General Electric’s Insurance Solutions business, and NTL on its $8.8 billion acquisition of Telewest Global. Braveheart has also been very active since its formation, having recently advised UCB on its pending €4.4 billion ($5.6bn) acquisition of Schwarz Pharma.

“As the mergers and acquisitions market has developed over the past few years, the demand for unbundled, clear, independent advice has increased significantly,” said Bernard Taylor. “Companies have shown a marked interest in seeking that advice from practitioners who can offer the rigor, analysis and market intelligence without any risk of conflict. We believe that, because of the experience and skills within our business, we are well placed to satisfy those client demands.”

Evercore announced its intended acquisition of Braveheart on July 31, 2006. The full financial terms of Evercore’s acquisition of Braveheart are detailed in Evercore’s related public filing with the Securities and Exchange Commission.

About Evercore Partners

Evercore Partners is a leading investment banking boutique and investment firm. Evercore’s Advisory business counsels its clients on mergers, acquisitions, divestitures, restructurings and other strategic transactions. Evercore’s Investment Management business manages private equity funds and traditional asset management services for sophisticated institutional investors. Evercore serves a diverse set of clients around the world from its offices in New York, Los Angeles, San Francisco, London, Mexico City and Monterrey, Mexico. More information about Evercore can be found on the firm’s Web site at www.evercore.com. EVR-X

About Braveheart:

Braveheart, now operating under the Evercore name, is a U.K.-based, independent M&A advisory and investment management boutique which was founded by Bernard Taylor and Julian Oakley. Braveheart advises on corporate finance and related strategic matters, as well as sourcing ideas for private equity investment by established funds.

Contacts:

U.S. Evercore Contacts

Kenny Juarez or Chuck Dohrenwend

The Abernathy MacGregor Group for Evercore Partners

+1 212 371 5999

U.K. and Europe Evercore Contacts

Bernard Taylor / Julian Oakley

Evercore Partners

+44 20 7268 2701 / 02

James Wyatt-Tilby or Nick Woodruff

Finsbury for Evercore Partners

+44 20 7251 3801

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